Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), between Microlin Bio, Inc., a Delaware Corporation, with its principal place of business at 302A West 12th Street, Suite 114, New York, NY 10014 (the “Company”) and Eric G. Marcusson, Ph.D. of San Francisco (“Employee”), shall be effective as of the date that the Company’s registration statement on Form S-1 is declared effective by the Securities and Exchange Commission (the “Effective Date”). Each of the Company and Employee are hereafter sometimes referred to as a “Party” and collectively as the “Parties.”

1.          Preliminary Premises. In entering into this Agreement, the Parties acknowledge and agree as follows:

(a)          Employee previously provided services to the Company as a consultant pursuant to a Consulting Agreement, dated November 22, 2013 (the “Consulting Agreement”), which is hereby terminated, as of the Effective Date of this Agreement. Notwithstanding the foregoing, the Microlin Bio Inc. Nonqualified Stock Option Agreement with a grant date of December 31, 2013, a copy of which is attached hereto as Exhibit A (the “Option Agreement”), shall remain in full force and effect. In addition, the Company shall pay all monetary obligations incurred by the Company and payable to Employee under the Consulting Agreement in accordance with the timing set forth within the Consulting Agreement;

(b)          Employee has the experience and skills desired by the Company for the position into which Employee is hired; and

(c)          The Company wishes to hire Employee and Employee wishes to be employed by the Company under the terms and conditions set forth herein.

2.          Employment. The Company hereby employs Employee, and Employee hereby accepts such employment by the Company as of the Effective Date, upon the terms and conditions set forth below.

3.          Term. The employment of Employee hereunder shall commence on the Effective Date and shall continue for a period of 2 years unless it is terminated earlier in accordance with the provisions of Section 7. The period of Employee's employment with the Company is hereafter referred to as the “Employment Period.” This term is subject to automatic renewal upon the mutual agreement of the Parties for successive one-year terms, unless either Party gives written notice of its intent not to renew at least 60 days prior to the expiration of the existing term, or where employment has been terminated pursuant to the provisions of Section 7 of this Agreement.

4.          Duties.

(a)          Employee shall serve as the Head of Preclinical Drug Discovery, with responsibility for the management of preclinical drug discovery operations of the Company, together with such services and duties as the Company may direct as are consistent with his expertise and experience, and subject to such terms and conditions as the Company shall determine. Employee shall report to, and serve under the general supervision of the Chief Scientific Officer. Except at times when a physical presence is necessary at meetings, Employee may work from a location other than the designated work place of Employee.

(b)          During the Employment Period and after the achievement of the Financing Threshold referred to in Section 5, Employee shall devote Employee's entire working time, attention and energies to the business of the Company. Employee shall perform the duties and responsibilities of the position (i) with efficiency, diligence, care and conscientiousness, (ii) to the best of Employee's ability and to the reasonable satisfaction of the Company, (iii) using at all times Employee's best efforts to promote and serve the interests of the Company, and (iv) working with other employees of the Company in a competent and professional manner.

(c)          During the Employment Period and after the achievement of the Financing Threshold referred to in Section 5, Employee shall not be engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Employee shall not be prohibited from (i) owning up to one percent (1%) of the capital stock of any entity that is publicly-traded on a U.S. national stock exchange or quotation system and does not manufacture, sell or distribute (at wholesale or retail) Competitive Products (as hereafter defined), so long as such activities and/or ownership do not interfere with Employee's duties and obligations hereunder. Employee shall not engage in any activities that conflict with, or create an appearance of conflict with respect to, the interests of the Company.

5.           Compensation.

(a)          Employee’s annual base salary shall be Two-Hundred and Twenty-Five Thousand Dollars ($225,000) (the “Base Salary”). Initially, however, the Company shall pay in compensation for Employee's services hereunder, an annual salary of Fifty Thousand Dollars ($50,000) (the “Initial Salary”), less withholdings, which shall be paid to Employee pursuant to the pay practices established from time to the time by the Company (the “Initial Salary Period”). During the Initial Salary Period, the Company will accrue the difference between the Base Salary and the Initial Salary paid to Employee on a daily basis (the “Accrued Amount”). When and only if the Company raises at least $500,000 in the calendar year ended December 31, 2014, either through an initial public offering of its common shares or from a private financing agreement that is reached and consummated to provide operational funds for the Company until such time that the Company can raise funds in the public market (the “Financing Threshold”), then the Accrued Amount shall be paid to Employee within fourteen days thereafter, provided that Employee remains employed by the Company until the date that the Financing Threshold is satisfied. After the Company meets the Financing Threshold, Employee shall be paid the Base Salary, subject to withholdings, along with any other compensation set forth herein. The Base Salary shall be subject to an annual review by the Board of Directors of the Company.

(b)          Annual performance based bonus up to 30% of Base Salary

(c)          During the Employment Period, Employee also shall be entitled to the following benefits:

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(i)          upon fulfillment of the eligibility requirements under the applicable plan, such health benefits, group insurance, hospital, dental, major medical and disability benefits and retirement benefits and other similar fringe benefits as are currently offered or hereafter may be offered during the Employment Period to other employees of the Company at substantially the same employment level as Employee; provided, however, that the Company may modify or discontinue any such benefit which it from time to time may maintain;

(ii)         Four weeks of paid vacation during each calendar year, to be taken at times selected by Employee, with the approval of Chief Executive Officer, as well as paid holidays and personal days according to the Company policy in effect from time to time; and

(iii)        reimbursement for all reasonable and necessary expenses incurred in the ordinary course of Employee's employment hereunder, including travel and entertainment expenses, except that each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company, upon presentation by Employee of appropriate documentation, sufficient for tax purposes to substantiate the expenditure an income tax deduction.

(d)          All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. To the extent applicable, it is intended that the provisions of this Agreement comply with Internal Revenue Code Section 409A (the “Code”) or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In the event that any payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, Employee and the Company hereby agree to use reasonable efforts to take such actions as may be mutually agreed to ensure that such payments or benefits, to the extent possible, comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last business day of Employee’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

6.          Equity Interest in Company. In addition to the Compensation set forth in Section 5 hereinabove, Employee is entitled to the stock options provided in the Stock Option Agreement.

7.          Termination. This Agreement may be terminated by the applicable Party and under the circumstances set forth below:

(a)          Death. If Employee dies during the Employment Period, the employment of Employee hereunder shall be deemed to be terminated as of the date of Employee's death.

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(b)          Disability. The Agreement shall terminate upon Employee’s disability. As used in this Agreement, the determination of “disability” shall occur when Employee, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. Nothing in this Section shall be construed to waive Employee’s rights, if any, under existing law, including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)          Resignation. Employee may resign from employment, upon not less than thirty (30) days written notice,. Such resignation shall be with “Good Reason” only if:

(i)          the Company has materially breached this Agreement;

(ii)         there has been a substantial reduction in the Employee’s responsibilities that are inconsistent with Employee’s status and title; or

(iii)        the Company requires Employee to perform or refrain from performing any act that would be in violation of applicable law.

(iv)         the Company fails to reach the Financing Threshold referred to in Section 5 by June 1, 2014

However, with the exception of the condition stated in Section 7(c)(iv) above, none of the foregoing events or conditions shall constitute Good Reason unless: (x) the Employee provides the Company with written notice of such event or condition within 90 days of the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving the objection, and (z) the Employee resigns from employment within thirty (30) days following the expiration of the cure period.

(d)          Termination For Cause. The Company may terminate the employment of Employee hereunder at any time during the Employment Period for Cause effective immediately upon written notice to Employee of such termination. Any such notice of termination shall provide sufficient detail so as to enable Employee to determine the subsection of this provision relied upon by the Company in terminating this Agreement. For purposes of this Agreement, “Cause” shall mean:

(i)          Employee's gross incompetence or willful and serious misconduct, that is, or could reasonably be expected to be, injurious to the business, operations or affairs of the Company;

(ii)         Employee's breach of any of the provisions of Sections 9, 10, 11, 14 or 25 of this Agreement;

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(iii)        Employee's material breach of, or failure or refusal to perform, or habitual neglect of, any of the other duties and obligations of Employee set forth in this Agreement (including but not limited to policies relating to discrimination or harassment), or such other material duties as may be delegated to Employee commensurate with Employee's position, which is not cured within a period of thirty (30) days following written notice thereof to Employee; provided that following the second such notice in any twelve (12) month period, Employee shall not be entitled to any cure periods for any such further breaches, failures or refusals; and provided further, that a breach of Sections 9, 10, 14 or 25 of this Agreement shall not be subject to any cure period;

(iv)        Employee's commission of a felony in connection with the business, operations or affairs of the Company (including any business done with any customers or suppliers) or a reasonable and substantiated determination by the Company that Employee is engaging in or has engaged in fraud, misappropriation, dishonesty in financial dealings or embezzlement in connection with the business, operations or affairs of the Company (including any business done with any customers or suppliers);

(v)         Employee's conduct which is inconsistent with Employee's position and which results or is reasonably likely to result in a material adverse effect (financial or otherwise) on the business or reputation of the Company, or which subjects, or if generally known would subject, the Company to public ridicule or embarrassment;

(vi)        Employee's alcohol or substance abuse that interferes with the performance by Employee of Employee's duties or obligations set forth in this Agreement; or

(vii)       Expiration of the Employment term as set forth in Section 3.

(e)          Separation from Service. Notwithstanding anything set forth in Section 7 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as Employee incurs a “separation from service” with the Company in accordance with Section 409a(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-3. Moreover, if Employee is a “specified employee,” within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees) on the date of Employee’s separation from service, then to the extent required to comply with Section 409A of the Code, any severance payments under Section 8 hereof shall be paid or commence to be paid on the first business day that is more than six months after the date of his separation from service.

8.          Effect of Termination of Agreement.

(a)          Upon termination of Employee's employment hereunder for Cause or if Employee resigns without Good Reason, Employee shall not have any further rights or claims against the Company for compensation under Section 5 of this Agreement, except to receive:

(i)          the unpaid portion of Employee's Base Salary provided for in Section 5(a) (or the Initial Salary if the Financing Threshold has not yet been met), computed on a pro rata basis to the date of termination;

(ii)         payment for all accrued but unused vacation days; and

(iii)        reimbursement for expenses for which Employee has not yet been reimbursed.

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(b)          Unless Employee resigns without Good Reason or is terminated as a result of death or disability or for Cause by the Company, upon termination of Employee’s employment hereunder, the Company shall pay the Employee an amount equal to six (6) months of Base Salary, less applicable withholding amounts, in the form of a lump sum payment within sixty (60) days of termination, provided that Employee executes a release and waiver of claims against the Company. To the extent required to comply with Section 409A of the Code, if such sixty-day period begins in one calendar year and ends in the next calendar year, any lump sum payment provided under this Section 8(b) shall be made in the later calendar year.

(c)          Upon the termination of this Agreement for any reason, Employee shall have no right to any additional equity interest in the Company in accordance with the provisions of Section 6, and the rights of Employee to any equity interest in the Company acquired prior to the effective date of such termination shall be governed by the terms and conditions of the applicable incentive plan and award agreement in effect at that time.

9.          Confidentiality and Non-Disclosure.

(a)          Employee recognizes that, as a valued employee of the Company, Employee occupies a position of trust with respect to business information of a secret, proprietary or confidential nature that is the property of the Company and which has been or will be used by or imparted to Employee from time to time in the course of the performance of Employee's duties hereunder. Employee acknowledges and agrees that such Confidential Information (as hereafter defined) includes important, material and confidential trade secrets and proprietary information of the Company, and materially affects the successful conduct of the Company's business, operations and goodwill. Employee therefore agrees that:

(i)          Employee shall not at any time during the Employment Period or thereafter, except in the good faith performance of Employee's duties hereunder, use or disclose, directly or indirectly, for Employee's own behalf or to any third person or entity, any Confidential Information; and

(ii)         Employee shall return promptly on the termination of Employee's employment for whatever reason (or in the event of Employee's death, Employee's personal representative shall return) to the Company at its direction and expense any and all copies of records, writings, computer disks, materials, memoranda and other data pertaining to Confidential Information. Except in connection with the performance of Employee's duties hereunder, Employee hereby agrees not to make or retain copies or excerpts or electronically transmit any Confidential Information. The Company retains the right to examine any home or laptop computers or similar devices used by Employee and copy and/or erase all Confidential Information contained on such computers or devices.

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(b)          “Confidential Information” means and includes (i) all knowledge, documents, data, information and material concerning the Company or its business, products, operations, affairs, plans and financial condition and (ii) all information that has been disclosed to the Company by any third party under an agreement or circumstances requiring such information to be kept confidential. Confidential Information shall include, without limitation, the names, buying habits and procedures of Customers (as hereafter defined); marketing methods and practices of the Company; pricing information relating to the Company, its products and its vendors and suppliers; compensation paid to employees, terms of employment and other employee related matters; and financial information concerning the Company. Confidential Information shall not include (w) information that is in the public domain through no fault of Employee, (x) information published or disseminated by the Company in the ordinary course of business without restriction, (y) information received from a third party not under an obligation to keep such information confidential and without breach of this Agreement by Employee and (z) any knowledge as to potential customers, marketing methods, and business consulting technology, which Employee can demonstrate was known or acquired by Employee before or after the Employment Period.

10.         Non-Competition; Non-Solicitation.

(a)          Employee hereby acknowledges and recognizes that Employee will be privy to Confidential Information constituting trade secrets, confidential or proprietary information of the Company. Employee further acknowledges that Employee's position with the Company places Employee in a special relationship and position of confidence and trust with the Customers, vendors, investors and employees of the Company. In consideration of the promises contained herein and the consideration to be received by Employee pursuant to this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees that during the Employment Period and the six (6) month period following the effective date of termination of Employee's employment for Cause or as a result of Employee’s Resignation without Good Reason (the “Restrictive Period”), Employee shall not, directly or indirectly, either on his own behalf or on behalf of any other person or entity, whether as a principal, partner, member, officer director, employee, stockholder, agent, joint venture, independent contractor or otherwise, in the United States:

(i)          engage in the business of the development of diagnostic tests or microRNA-based therapeutic treatments for cancer (“Competitive Products”);

(ii)         directly or indirectly call on, solicit, communicate or consult with, write or respond to any Customer for the purpose of promoting, developing, selling or distributing, at wholesale or retail, any Competitive Products, or otherwise attempt to induce any Customer to terminate, modify or reduce such Customer's relationship with the Company; or

(iii)        employ, hire, engage, solicit, recruit or otherwise induce or influence (including but not limited to, through the use of “headhunters,” recruiters or employment agencies) any person who is or will be hereafter engaged (as an employee or agent,) by the Company to terminate his or her employment or engagement.

(b)          As used in this Section 10, “Customer” shall mean any person or entity to which the Company has done business within the twelve (12) month period preceding the date of Employee's termination for Cause. If the Customer is part of a group of companies which conduct business, through more than one entity, division or operating unit, whether or not separately incorporated or organized (a “Customer Group”), the term “Customer” shall be deemed to include each such entity, division and operating unit of the Customer Group, provided that Employee has actual knowledge of that such entity, division, or operating unit is part of a Customer Group.

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(c)          Employee expressly declares that the provisions of this Section 10, including without limitation the territorial and time limitations contained in this Section 10, are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business, operations, trade secrets and goodwill of the Company. It is the desire and intent of the Parties that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provisions of this Section 10, including without limitation any territorial or time limitations, shall be adjudicated to be invalid or unenforceable, whether due to passage of time, change of circumstances, or otherwise, the provisions of this Section 10 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, or to reduce said territorial or time limitations to such areas or periods of time as said court shall deem reasonable, such deletion or reduction to apply only with respect to the operation of this Section 10 in the particular jurisdiction in which such adjudication is made.

(d)          Employee understands that the foregoing restrictions may limit to an extent Employee's ability to earn a livelihood in a business similar to the business of the Company, but Employee nevertheless believes that Employee has received and will receive sufficient consideration and other benefits pursuant to this Agreement to clearly justify such restrictions.

(e)          The failure of the Company at any time to require performance by Employee of any provision hereunder shall in no way affect the right of the Company thereafter to enforce the same; and the waiver by the Company of a breach of any provision of this Section 10 shall not operate as or be construed a waiver of any subsequent breach thereof.

11.         Inventions. The Company shall have all rights, including international priority rights, in all Inventions. As used herein, “Inventions” shall mean all procedures, inventions, developments and discoveries, whether or not patentable, and all suggestions, proposals, computer programs and writings, including any copyright interests therein, which Employee authors, conceives or makes, either solely or jointly with others during Employee's employment with the Company which relate to any subject matter with which Employee's work for Company may be concerned or involve the use of the time, equipment, materials or facilities of the Company. Employee shall promptly disclose to the Company all Inventions and, at the Company's sole expense, give the Company all assistance it reasonably requires to perfect, protect, and use its rights to Inventions. Employee hereby irrevocably appoint the Company as Employee's agent and attorney-in-fact for purposes of effectuating the acts contemplated in this Section 11, such agency and power being an agency and power coupled with an interest. The obligations of this Section 11 shall continue beyond the termination of Employee's employment with the Company, whether the Inventions are patentable or not, if conceived or made by Employee during the Employment Period, and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

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12.         Extraordinary Relief. Employee acknowledges and understands that the provisions of Sections 9, 10, 11 and 25 of this Agreement are of a special and unique nature, the breach of which may cause the Company irreparable injury, and cannot adequately be compensated for in damages by an action at law. In the event of a breach or threatened breach by Employee of any provision of such Sections, the Company may seek an injunction restraining Employee from such actual or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies (including, without limitation, an action for damages) available for any actual or threatened breach of this Agreement, and the pursuit of any injunction or any other remedy shall not be deemed an exclusive election of such remedy. The restrictions and limitations herein regarding non-competition, non-disclosure and non-solicitation are in addition to, and not in derogation of, applicable law with respect to non-competition, non-disclosure and non-solicitation in general.

13.         Assistance in Litigation. Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require, at the expense of the Company, in connection with any litigation in which it is, or may become, a party either during or after the Employment Period. The Company shall compensate Employee for any time and expenses incurred by Employee in connection therewith as mutually agreed by the Parties.

14.         No Disparagement. Neither Party shall, during the Employment Period or at any time thereafter, except in connection with a legal proceeding or order (including a proceeding relating to this Agreement) or as otherwise required by law, from and after the date hereof, regardless of the expiration or termination of this Agreement, take any action which is intended, or would reasonably be expected, to harm the the other Party or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company., or any of its managers, investors, officers, agents or employees or, in the case of Employee, any of the Company's products.

15.         Indemnification. To the extent permitted by applicable law, the Company shall defend, indemnify and save harmless the Employee from any liability incurred by reason of any act or omission performed by the Employee while acting in good faith on behalf of the Company and within the scope of authority of the Employee pursuant to this Agreement, except that the Employee must have in good faith believed that the action was in, and not opposed to, the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that the action was unlawful.

16.         Arbitration.

(a)          In consideration of the Company employing Employee or continuing to employ Employee and the mutual promises set forth herein, Employee and the Company agree, for themselves and for their representatives, successors, and assigns, that, subject to the proviso below, any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be settled by final and binding arbitration in California (or such other place as may be agreed to by the Parties) before a single arbitrator, selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), in accordance with the procedures required under California law; provided, however, that in the event of a claimed violation of this Agreement, the Company may seek injunctive relief in order to prevent irreparable harm or preserve the status quo.

(b)          To the extent not inconsistent with law, the following will govern any arbitration hereunder (which shall take precedence over any contrary rule of the AAA):

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(i)          The National Rules for the Resolution of Employment Disputes of the American Arbitration Association will apply. The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court, consistent with applicable laws. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

(ii)         Except as provided in this Agreement or as required by law, each Party shall pay its own expenses of arbitration and the expenses of the arbitrator (including compensation) shall be borne equally by the Parties, except that if any matter of dispute raised by a Party or any defense or objection thereto was unreasonable or made in bad faith, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses (including reasonable attorney's fees) of the other Party and the arbitration fees against the Party raising such unreasonable matter of dispute or defense or objection thereto.

(iii)        In construing this Agreement and disputes arising hereunder, the arbitrator shall apply the law of the State of California, without regard to its conflict of laws principles.

(iv)        There shall be a stenographic transcription of the arbitration proceedings, the costs thereof to be shared equally by the Parties.

(v)         Upon an application to a court of competent jurisdiction with respect to an award rendered by the arbitrator, any court having jurisdiction may enter judgment upon any award either by confirming the award, or by vacating, modifying or correcting the award. The court shall vacate, modify or correct any award: (A) where the arbitrator's findings of fact are not supported by substantial evidence, or (B) where the arbitrator's conclusions of law are erroneous.

(vi)        This arbitration clause, and its enforcement, shall be governed by the laws of the State of California.

17.         Notices. All notices, claims, certificates, demands and other communications hereunder shall be deemed to have been duly given if personally delivered or sent by nationally-recognized overnight courier, by telecopy, or registered mail, return receipt required and postage prepaid, addressed as follows:

If to Employee, to:

Eric Marcusson

260 King Street #727

San Francisco, CA 94107

with a copy to:

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If to the Company, to:

Microlin Bio, Inc.
Attn: Joseph Hernandez
392A West 12th Street, Suite 114
New York, NY 10014

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered (a) in the case of personal delivery, on the date of such delivery; (b) in the case of a nationally-recognized overnight courier, on the next business day after the notice was sent; (c) in the case of telecopy transmission, when received; and (d) in the case of mailing, on the third business day following posting.

18.         Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous arrangements or understandings (whether written or oral) with respect thereto, including but not limited to, any offer letter or correspondence or consulting agreement. Notwithstanding the foregoing, except as otherwise required by law, the non-competition, non-solicitation, confidentiality and inventions provisions of any agreement between Employee and the Company shall survive the execution and delivery of this Agreement and remain in full force and effect in accordance with their terms.

19.         Successors and Assigns; Assignments. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Employee and Employee's heirs, personal representatives, successors and permitted assigns. This Agreement is personal in its nature, and Employee shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

20.         Governing Law. This Agreement, its enforcement and the performance of the Parties hereunder, and all suits and special proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of California, without regard to its conflict of laws principles. The Parties agree that if for any reason the arbitration provisions hereof are found to be unenforceable, any action with respect to or arising out of this Agreement shall be brought and maintained in a state or federal court of competent jurisdiction located in San Francisco, California. The Parties irrevocably consent to the personal jurisdiction of and venue in such court.

21.         Waivers; Amendments. The provisions of this Agreement may not be waived, except pursuant to a writing executed by the person against whom enforcement of such waiver would be sought. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that Party thereafter from enforcing each and every other provision of this Agreement. This Agreement may not be modified or amended without the written consent of each of the Parties.

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22.         Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

23.         Headings; Interpretation. Titles and headings to paragraphs in this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect its provisions. The provisions of this Agreement shall be interpreted in accordance with their plain meaning. No provision of this Agreement shall be interpreted against a Party by reason of that Party or its legal counsel having been responsible for the drafting of the provision. As used in this Agreement all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

24.         Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25.         Employee’s Representations.

(a)          Employee represents and warrants that Employee is not subject to any non-compete, non-solicit or confidentiality agreement or understanding and is free to enter into this Agreement and to perform each of the terms and covenants hereof. Employee further represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee's execution and performance of this Agreement is not a violation or a breach of any other agreement or understanding between Employee and any other person or entity.

(b)          Employee agrees that during the Employment Period he shall not improperly use or disclose any confidential or proprietary information or trade secrets of any former employers or principals, partners, co-venturers, clients, customers or suppliers of former employers, and Employee agrees that he shall not bring onto any Company premises, or download or copy to any Company computers or other equipment, any unpublished document or any property (including intellectual property) belonging to such persons or entities without their prior consent. Employee further agrees that he shall not violate any non-disclosure or proprietary rights agreement he might have signed in connection with any such person or entity.

26.         Acknowledgment. THE PARTIES HERETO, BY SIGNING BELOW, ATTEST THAT THEY HAVE READ AND UNDERSTOOD THIS DOCUMENT, AND ARE KNOWINGLY AND VOLUNTARILY AGREEING TO ITS TERMS. ADDITIONALLY, EMPLOYEE REPRESENTS THAT EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS THE RIGHT TO REVIEW ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE, THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE, AND THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

Microlin Bio, Inc.

By:	/s/ Joseph Hernandez
Joseph Hernandez Chief Executive Officer
Date: March 7, 2014

/s/ Eric G. Marcusson, Ph.D.
Eric G. Marcusson, Ph.D. Date: March 7, 2014

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Exhibit A

MICROLIN BIO INC.
NONQUALIFIED STOCK OPTION AGREEMENT

Notice of Stock Option Grant

MicroLin Bio Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the Microlin Bio Inc. Equity Incentive Plan (the “Plan”) and this Nonqualified Stock Option Agreement (this “Agreement”), an option (the “Stock Option”) to purchase the number of Shares at the exercise price per share (“Exercise Price”) as follows:

Name of Grantee:	Eric G. Marcusson

Number of Shares:	10,000

Exercise Price:	$12.65 per Share

Date of Grant:	December 31, 2013

Vesting Dates:	November 22, 2014 and the first day of each month for thirty-six months thereafter, commencing December 1, 2014

Terms of Agreement

1.          Grant of Stock Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant this Stock Option to purchase the number of Shares at the Exercise Price as set forth above. This Stock Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.

2.          Vesting of Stock Option.

      (a)          Unless and until terminated as hereinafter provided, the Stock Option shall vest and become exercisable as follows:

     (i)         With respect to twenty-five percent (25%) of the Shares subject to the Stock Option, on November 22, 2014, provided that the Grantee shall have remained in the continuous employment or other service of the Company or a Subsidiary through such Vesting Date; and

     (ii)         With respect to seventy-five percent (75%) of the Shares subject to the Stock Option, ratably, on the first day of each month for thirty-six months, commencing December 1, 2014, provided that the Grantee shall have remained in the continuous employment or other service of the Company or a Subsidiary through each such Vesting Date.

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      (b)          Notwithstanding the provisions of Section 2(a), the Stock Option will become immediately vested and exercisable in full if, prior to the applicable Vesting Date: (i) the Grantee’s employment or service with the Company and its Subsidiaries terminates by reason of the Grantee’s death or “Disability” (defined as permanent and total disability within the meaning of Section 22(e)(3) of the Code); or (ii) the Grantee’s employment or service is terminated within two years after a Change in Control: (A) by the Company and its Subsidiaries without Cause and not as a result of Disability; or (B) by the Grantee for Good Reason (defined as in Section 2(c) of this Agreement).

      (c)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Grantee’s consent: (i) a material reduction of the Grantee’s annual base salary; (ii) a material reduction in the Grantee’s title, authority, responsibilities or reporting relationship as in effect immediately prior to the Change in Control; or (iii) the Company’s requirement that in order to perform his obligations to the Company, the Grantee must relocate his residence to a location more than fifty (50) miles from the Grantee’s principal office location immediately prior to a Change in Control. A termination of the Grantee’s employment or service by the Grantee shall not be deemed to be for Good Reason unless (x) the Grantee gives notice to the Company of the existence of the event or condition constituting Good Reason within 60 calendar days after such event or condition initially occurs or exists, and (y) the Company fails to cure such event or condition within 30 calendar days after receiving such notice.

      (d)          For purposes of this Agreement, the continuous employment or service of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of, or service provider to, the Company and its Subsidiaries, by reason of the transfer of his employment or service among the Company and its Subsidiaries or a leave of absence approved by the Board.

3.          Forfeiture of Stock Option.

      (a)          To the extent that the Stock Option has not yet vested pursuant to Section 2 above, it shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by, or to provide services to, the Company and its Subsidiaries prior to the applicable Vesting Date other than as provided in Section 2(b).

      (b)          The provisions of Section 17 of the Plan regarding forfeiture of Awards shall apply to the Stock Option and any Shares delivered hereunder. This Section 3(b) shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Grantee’s employment or service or the exercise of the Stock Option as provided herein.

4.          Exercise of Stock Option.

      (a)          To the extent that the Stock Option has become vested and exercisable in accordance with this Agreement, it may be exercised in whole or in part from time to time by written notice to the Company stating the number of whole Shares for which the Stock Option is being exercised, the intended manner of payment, and such other provisions as may be required by the Company. The Stock Option may be exercised, during the lifetime of the Grantee, only by the Grantee, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Grantee in a fiduciary capacity under state law and/or court supervision. If the Grantee dies before the expiration of the Stock Option, all or part of this Stock Option may be exercised (prior to expiration) by the personal representative of the Grantee or by any person who has acquired this Stock Option directly from the Grantee by will, bequest or inheritance, but only to the extent that the Stock Option was vested and exercisable upon the Grantee’s death.

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      (b)          The Exercise Price is payable in cash or by certified or cashier’s check or other cash equivalent acceptable to the Board payable to the order of the Company.

5.          Term of Stock Option. Subject to Section 3(b) hereof, the Stock Option will terminate on the earliest of the following dates (the “Expiration Date”):

      (a)          Twelve (12) months after the termination of the Grantee’s employment or service as a result of death or Disability;

      (b)          Immediately upon termination of the Grantee’s employment or service by the Company for Cause;

      (c)          Ninety (90) days after the termination of the Grantee’s employment or service for any other reason; or

      (d)          Midnight on the day immediately preceding the tenth anniversary of the Date of Grant.

6.          Delivery of Shares. Subject to the terms and conditions of this Agreement and the Plan, Shares shall be issuable to the Grantee as soon as administratively practicable following the date the Grantee (a) exercises the Stock Option in accordance with Section 4 hereof, (b) makes full payment to the Company of the Exercise Price and (c) makes arrangements satisfactory to the Company (or any Subsidiary, if applicable) for the payment of any required withholding taxes related to the exercise of the Stock Option. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Shares until such Shares have been issued to the Grantee in accordance with this Section 6.

7.          Transferability. The Stock Option may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided that the Grantee’s rights with respect to such Stock Option may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Stock Option.

8.          Restrictions on Resale. Unless and until registered under the Securities Act of 1933, as amended (the “Securities Act”), any Shares purchased pursuant to the Stock Option will be illiquid and will be deemed to be “restricted securities” for purposes of the Securities Act. Accordingly, any such Shares may be sold only in compliance with the registration requirements of the Securities Act or an exemption therefrom and may need to be held indefinitely. Unless and until the Shares have been registered under the Securities Act, each certificate evidencing any of the Shares shall bear a restrictive legend specified by the Company.

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9.          Company’s Right to Repurchase Shares.

      (a)          The Company shall have the right (the “Repurchase Right”) to repurchase all, but not less than all, of the Shares purchased by the Grantee pursuant to the Stock Option, upon written notice to the Grantee within ninety (90) days after the termination of the Grantee’s employment or service with the Company and its Subsidiaries, voluntarily or involuntarily, for any reason whatsoever other than by the Company for Cause, including as a result of death or Disability. The Repurchase Right shall be exercised by the Company by giving the holder of the Shares written notice of its intention to exercise the Repurchase Right, and, together with such notice, tendering to the holder an amount equal to the Fair Market Value of the Shares. Upon timely exercise of the Repurchase Right in the manner provided in this Section 9(a), the holder of the Shares shall deliver to the Company any stock certificate or certificates representing the Shares being repurchased, duly endorsed and free and clear of any and all liens, charges and encumbrances. If Shares are not repurchased under the Repurchase Right, the Grantee and his successor in interest, if any, will continue to hold the Shares subject to all of the provisions of this Agreement and the Plan.

      (b)          In the event that the Company or a Subsidiary terminates the Grantee’s employment or service for Cause, the Company’s rights with respect to any Shares purchased by the Grantee pursuant to the Stock Option shall be governed by Section 3(b) of this Agreement and Section 17 of the Plan.

10.         No Right to Continued Employment or Service. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by or service with the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or service of the Grantee or adjust the Grantee’s compensation.

11.         Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan or arrangement maintained by the Company or a Subsidiary.

12.         Taxes and Withholding. The Grantee shall pay to the Company, or make arrangements satisfactory to the Company for payment of, any federal, state, local or other taxes that the Company or any Subsidiary is required to withhold in connection with the delivery of Shares under this Agreement. The obligation of the Company to deliver Shares under this Agreement shall be conditioned on such payment or arrangements, and the Company and its Subsidiaries shall, to the extent permitted by Applicable Law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.

13.         Compliance with Applicable Law. The Company shall make reasonable efforts to comply with Applicable Law (including applicable federal and state securities laws) with respect to the Stock Option; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of Applicable Law.

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14.         Adjustments. The Exercise Price and the number and kind of shares of stock covered by this Agreement shall be subject to adjustment as provided in Section 13 of the Plan.

15.         Amendments. Subject to the terms of the Plan, the Board may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement in a material way without the Grantee’s consent, except as otherwise may be provided in the Plan.

16.         Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.         Relation to Plan. This Agreement is subject to the terms and conditions of the Plan, including the forfeiture provisions of Section 17 of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board shall have the right to determine any questions which arise in connection with the grant of the Stock Option.

18.         Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19.         Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer interpretation or enforcement of the Agreement to the substantive law of another jurisdiction.

20.         Use of Grantee’s Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

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21.         Relationship to Consulting Agreement. Grantee and the Company acknowledge and agree that (a) the Option granted hereby is granted in full satisfaction of the Company’s obligations pursuant to Section 3(a) of that certain Consulting Agreement, dated November 22, 2013, between Grantee and the Company (the “Consulting Agreement”); (b) this Agreement, together with the Plan, contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior written and oral communications, representations and negotiations in respect thereto, including, without limitation, Section 3(a) of the Consulting Agreement; and (c) except as set forth herein, Grantee has no right to or interest in any equity securities, including options to acquire any equity securities, of the Company.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

MICROLIN BIO INC.

By:	/s/ Joseph Hernandez
Joseph Hernandez
Executive Chairman

The undersigned Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee represents that he is familiar with the terms and provisions of the Plan, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and hereby accepts the Stock Option on the terms and conditions set forth herein and in the Plan.

GRANTEE

/s/ Eric G. Marcusson
Eric G. Marcusson

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